News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Reports Second Quarter 2015
Diluted Earnings per Share of $0.46

•	Quarterly Subsea Technologies inbound orders of $1.0 billion

•	Full-year Subsea Technologies inbound expectations of at least $3.0 billion

HOUSTON, July 21, 2015 - FMC Technologies, Inc. (NYSE:FTI) today reported second quarter 2015 revenue of $1.7 billion, down 15 percent from the prior-year quarter primarily due to the continued decline in the North American land market and its severe impact on our Surface Technologies segment revenue. Diluted earnings per share were $0.46 which included pre-tax business restructuring charges of $9.5 million, or $0.03 per diluted share, and a U.S. tax charge of $8.0 million, or $0.03 per diluted share, related to a tax settlement.
Total inbound orders were $1.4 billion, including $1.0 billion in Subsea Technologies orders. Backlog for the Company was $5.3 billion, including Subsea Technologies backlog of $4.7 billion.
“Subsea orders were stronger in the second quarter, as we received just over $1.0 billion of awards,” said John Gremp, Chairman and CEO of FMC Technologies. “We have increased confidence of exceeding $3 billion of subsea awards this year. Because our execution remains solid, we maintain our expectation of delivering Subsea Technologies margins of approximately 15 percent for the full year. Our Surface Technologies segment was severely impacted by the decline in North American activity. We continue to take actions to change our business model and improve our operating effectiveness to address current market conditions and to be well positioned as the market improves.”

Review of Operations - Second Quarter 2015

Subsea Technologies
Subsea Technologies second quarter revenue was $1.2 billion, down 7 percent from the prior-year quarter due to the strength of the U.S. dollar. Excluding the impact of foreign currency translation, total revenue increased by $62.2 million year-over-year.
Subsea Technologies operating profit decreased 5 percent from the prior-year quarter to $183.5 million, primarily due to the decrease in revenue and $5.4 million of business restructuring costs. Excluding the impact of foreign currency translation, total operating profit increased by $15.3 million year-over-year.
Subsea Technologies inbound orders for the second quarter were $1.0 billion and backlog was $4.7 billion.

Surface Technologies
Surface Technologies second quarter revenue was $363.3 million, down 29 percent from the prior-year quarter as activity continued to decrease in the North American market.
Surface Technologies operating profit decreased 65 percent from the prior-year quarter to $27.5 million driven by the North American activity declines, less favorable pricing, and $2.8 million of business restructuring costs.
Surface Technologies inbound orders for the second quarter were $306.2 million, down 39 percent from the prior year quarter, as North American inbound has slowed by more than half, and international orders declined. Backlog currently stands at $466.6 million.

Energy Infrastructure
Energy Infrastructure second quarter revenue was $101.4 million, down 32 percent from the prior-year quarter primarily due to decreased activity in our measurement solutions and loading systems businesses.
Energy Infrastructure operating profit decreased 71 percent from the prior-year quarter to $5.3 million, as a result of reduced revenue and $1.3 million of business restructuring costs.
Energy Infrastructure inbound orders for the second quarter were $112.7 million and backlog was $187.1 million.

Corporate Items
Corporate expense in the second quarter was $14.0 million, a decrease of $2.8 million from the prior-year quarter. Other revenue and other expense, net, decreased $97.5 million from the prior-year quarter to an expense of $29.5 million, due largely to the pre-tax gain of $85.6 million of the Material Handling Products disposition recorded in 2014, and an increase of $13.8 million related to unfavorable foreign currency losses due primarily to the devaluation of the Angolan Kwanza.
The Company ended the quarter with net debt of $699.4 million. Net interest expense was $9.0 million in the quarter.
The Company repurchased approximately 1.5 million shares of common stock at an average cost of $41.62 per share in the quarter.
Depreciation and amortization for the second quarter was $53.4 million, down $4.4 million from the sequential quarter. Capital expenditures for the second quarter were $74.5 million.
The Company recorded an effective tax rate of 34.1 percent for the second quarter that included a U.S. tax charge of $8.0 million related to a tax settlement for prior periods.

Summary and Outlook
FMC Technologies reported second quarter diluted earnings per share of $0.46, inclusive of pre-tax business restructuring charges of $0.03 per diluted share and a U.S. tax charge related to a settlement of $0.03 per diluted share. Total pre-tax restructuring costs in the first half of the year were $19.7 million, or $0.06 per diluted share.
The Company recorded Subsea Technologies revenue of $1.2 billion with margins of 14.8% in the second quarter.
Total inbound orders of $1.4 billion in the second quarter included $1.0 billion in Subsea Technologies orders. The Company's backlog stands at $5.3 billion, including Subsea Technologies backlog of $4.7 billion.
The Company expects at least $3 billion of Subsea Technologies awards in 2015.

FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the company has approximately 19,000 employees and operates 24 production facilities in 14 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.
This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; deterioration in the future expected profitability or cash flows and its effect on our goodwill; continuing consolidation within our customers’ industries and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC Technologies, Inc. will conduct its third quarter 2015 conference call at 9:00 a.m. ET on Wednesday, October 21, 2015. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Revenue	$1,695.2	$1,985.3	$3,390.4	$3,809.7
Costs and expenses	1,507.2	1,725.6	3,003.8	3,337.2
	188.0	259.7	386.6	472.5
Gain on sale of Material Handling Products	—	85.6	—	85.6
Other expense, net	(15.1)	(1.6)	(21.4)	(2.7)
Income before net interest expense and income taxes	172.9	343.7	365.2	555.4
Net interest expense	(9.0)	(8.3)	(16.3)	(16.5)
Income before income taxes	163.9	335.4	348.9	538.9
Provision for income taxes	55.9	107.7	92.8	174.7
Net income	108.0	227.7	256.1	364.2
Net income attributable to noncontrolling interests	(0.1)	(1.4)	(0.6)	(2.7)
Net income attributable to FMC Technologies, Inc.	$107.9	$226.3	$255.5	$361.5

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.46	$0.96	$1.10	$1.53
Diluted	$0.46	$0.95	$1.10	$1.52
Weighted average shares outstanding:
Basic	232.3	236.7	232.7	237.0
Diluted	232.9	237.2	233.2	237.5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Revenue
Subsea Technologies	$1,239.4	$1,328.6	$2,396.6	$2,530.6
Surface Technologies	363.3	510.9	809.6	990.4
Energy Infrastructure	101.4	149.2	202.3	294.7
Other revenue (1) and intercompany eliminations	(8.9)	(3.4)	(18.1)	(6.0)
	$1,695.2	$1,985.3	$3,390.4	$3,809.7

Income before income taxes

Segment operating profit
Subsea Technologies	$183.5	$193.7	$352.2	$335.4
Surface Technologies	27.5	79.2	90.4	167.1
Energy Infrastructure	5.3	18.2	8.2	33.7
Intercompany eliminations	—	—	—	(0.1)
Total segment operating profit	216.3	291.1	450.8	536.1

Corporate items
Corporate expense (2)	(14.0)	(16.8)	(30.3)	(31.7)
Other revenue (1) and other expense, net (3)	(29.5)	68.0	(55.9)	48.3
Net interest expense	(9.0)	(8.3)	(16.3)	(16.5)
Total corporate items	(52.5)	42.9	(102.5)	0.1

Income before income taxes attributable to FMC Technologies, Inc. (4)	$163.8	$334.0	$348.3	$536.2

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts.
(2) Corporate expense primarily includes corporate staff expenses.
(3) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.
(4) Excludes amounts attributable to noncontrolling interests.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Inbound Orders

Subsea Technologies	$1,011.7	$850.1	$1,563.7	$2,768.9
Surface Technologies	306.2	501.6	632.5	1,028.9
Energy Infrastructure	112.7	108.0	208.5	249.3
Intercompany eliminations and other	(5.0)	(7.0)	(10.1)	(7.0)
Total inbound orders	$1,425.6	$1,452.7	$2,394.6	$4,040.1

	June 30
	2015	2014
Order Backlog

Subsea Technologies	$4,676.9	$6,337.3
Surface Technologies	466.6	779.2
Energy Infrastructure	187.1	241.6
Intercompany eliminations	(6.8)	(22.7)
Total order backlog	$5,323.8	$7,335.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2015	December 31, 2014
	(Unaudited)
Cash and cash equivalents	$587.2	$638.8
Trade receivables, net	1,891.5	2,127.0
Inventories, net	970.1	1,021.2
Other current assets	782.8	649.4
Total current assets	4,231.6	4,436.4

Property, plant and equipment, net	1,481.5	1,458.4
Goodwill	540.1	552.1
Intangible assets, net	267.5	282.9
Other assets	373.2	445.8
Total assets	$6,893.9	$7,175.6

Short-term debt and current portion of long-term debt	$11.4	$11.7
Accounts payable, trade	601.7	723.5
Advance payments and progress billings	787.3	965.2
Other current liabilities	1,100.7	1,083.2
Total current liabilities	2,501.1	2,783.6

Long-term debt, less current portion	1,275.2	1,297.2
Other liabilities	502.1	617.1
FMC Technologies, Inc. stockholders’ equity	2,597.6	2,456.3
Noncontrolling interest	17.9	21.4
Total liabilities and equity	$6,893.9	$7,175.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended
	June 30
	2015	2014
Cash provided (required) by operating activities:
Net income	$256.1	$364.2
Depreciation and amortization	111.2	112.5
Gain on sale of Material Handling Products	—	(85.6)
Trade accounts receivable, net	143.1	(42.9)
Inventories, net	29.6	(59.2)
Accounts payable, trade	(99.6)	(31.1)
Advance payments and progress billings	(154.1)	53.6
Other	(50.6)	(75.7)
Net cash provided by operating activities	235.7	235.8

Cash provided (required) by investing activities:
Capital expenditures	(161.2)	(180.0)
Proceeds from sale of Material Handling Products, net of cash divested	—	106.8
Other investing	8.6	2.4
Net cash required by investing activities	(152.6)	(70.8)

Cash provided (required) by financing activities:
Net decrease in debt	(17.5)	(67.0)
Purchase of stock held in treasury	(91.6)	(72.0)
Other financing	(20.2)	(43.3)
Net cash required by financing activities	(129.3)	(182.3)

Effect of changes in foreign exchange rates on cash and cash equivalents	(5.4)	0.4
Decrease in cash and cash equivalents	(51.6)	(16.9)
Cash and cash equivalents, beginning of period	638.8	399.1
Cash and cash equivalents, end of period	$587.2	$382.2